Exhibit 11

RICHARDS, LAYTON & FINGER
A PROFESSIONAL ASSOCIATION
ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
FAX: (302) 651-7701
www.rlf.com

February 12, 2007

BlackRock Global Dynamic Equity Fund
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

        Re: BlackRock Global Dynamic Equity Fund

        We have acted as special Delaware counsel for BlackRock Global Dynamic Equity Fund, a Delaware statutory trust (the “Trust”), in connection with the matters contemplated by the form of Agreement and Plan of Reorganization (the “Agreement”), to be entered into by the Trust and BlackRock Global Value Fund, Inc., a Maryland Corporation. At your request, this opinion is being furnished to you.

        We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 22, 2005, as amended by the Certificate of Amendment to the Certificate of Trust filed with the Delaware Secretary of State on July 28, 2005, and as further amended by the Certificate of Amendment to the Certificate of Trust filed with the Secretary of State on September 19, 2006 with an effective date of September 29, 2006 (as so amended, the “Certificate of Trust”);

(b)	The Declaration of Trust of the Trust entered into as of April 22, 2005 by the trustees named therein (the “Trust Instrument”);

(c)	The Trust’s Registration Statement on Form N-14 filed with the Securities and Exchange Commission on January 5, 2007, as amended (No. 333-139818) (the “Registration Statement”);

(d)	The By-Laws of the Trust (the “By-Laws”);

BlackRock Global Dynamic Equity Fund
February 12, 2007

(e)	A certificate of the Secretary of the Trust, dated as of February 8, 2007 certifying as to the approval by all of the Trustees, at a meeting duly held on November 30, 2006, of the Agreement and the issuance of certain shares of beneficial interest of the Trust identified in the Agreement (each a “Share,” and collectively, the “Shares”);

(f)	The Agreement; and

(g)	A Certificate of Good Standing for the Trust, dated February 12, 2007, obtained from the Secretary of State.

        Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

        With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

        For purposes of this opinion, we have assumed (i) that the Trust Instrument will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Agreement, the Trust Instrument, the By-laws and the Certificate of Trust will be in full force and effect and will not have been amended when the Shares are issued by the Trust, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument, the Agreement and as contemplated by the Registration Statement, and (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Instrument and the Agreement and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

        This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

BlackRock Global Dynamic Equity Fund
February 12, 2007

        Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

        1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

        2. The Shares of the Trust have been duly authorized and, when issued will be validly issued, fully paid and nonassessable beneficial interests in the Trust, subject to the obligation of a Shareholder to make certain payments provided for in the Trust Agreement.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Richards, Layton & Finger, P.A.

EAM/JWP